Exhibit 99.1

Marathon Digital Holdings, Inc. Prices Upsized $650.0 Million Convertible Senior Notes Offering

LAS VEGAS, NEVADA—(GLOBE NEWSWIRE)—November 15, 2021—Marathon Digital Holdings, Inc. (Nasdaq: MARA), one of the largest enterprise Bitcoin self-mining companies in North America, today announced the pricing of its offering of $650,000,000 aggregate principal amount of 1.00% convertible senior notes due 2026 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $500,000,000 aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on or about November 18, 2021, subject to the satisfaction of customary closing conditions. Marathon also granted the initial purchasers of the notes an option, for settlement within a period of 13 days from, and including, the date the notes are first issued, to purchase up to an additional $97,500,000 principal amount of notes.

The notes will be senior, unsecured obligations of Marathon and will accrue interest at a rate of 1.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2022. The notes will mature on December 1, 2026, unless earlier repurchased, redeemed or converted. Before June 1, 2026, noteholders will have the right to convert their notes only upon the occurrence of certain events and during specified periods. From and after June 1, 2026, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Marathon will settle conversions of notes by paying or delivering, as applicable, cash, shares of its common stock or a combination thereof, at Marathon’s election. The initial conversion rate is 13.1277 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $76.17 per share of common stock. The initial conversion price represents a premium of approximately 37.5% over the last reported sale price on the Nasdaq Capital Market of $55.40 per share of Marathon’s common stock on November 15, 2021. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (as defined in the indenture for the notes) occurs, Marathon will, in certain circumstances, increase the conversion rate for a specified time for holders who convert their notes in connection with that make-whole fundamental change.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Marathon’s option at any time, and from time to time, on or after December 6, 2024 and on or before the 21st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Marathon’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If Marathon calls any or all notes for redemption, holders of notes called for redemption may convert their notes during the related redemption conversion period, and any such conversion will also constitute a “make-whole fundamental change” with respect to the notes so converted.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to limited exceptions, holders may require Marathon to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Marathon estimates that the net proceeds from the offering will be approximately $633.2 million (or approximately $728.2 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Marathon intends to use the net proceeds from the offering for general corporate purposes, including the acquisition of bitcoin or bitcoin mining machines.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Marathon

Marathon is a digital asset technology company that mines cryptocurrencies with a focus on the blockchain ecosystem and the generation of digital assets.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent Marathon’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Marathon’s business, including those described in periodic reports that Marathon files from time to time with the SEC. Marathon may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Marathon does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Charlie Schumacher

Telephone: 800-804-1690

Email: charlie@marathondh.com

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